Exhibit I-1

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

(Securities Code 7598)
April 8, 2015

To Shareholders with Voting Rights:

Junichi Shoji President and Representative Director NICE CLAUP Co., LTD. 6-27-8, Jingumae, Shibuya-ku, Tokyo, Japan

NOTICE OF
THE 33RD ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

You are cordially invited to attend the 33rd Ordinary General Meeting of Shareholders of NICE CLAUP Co., LTD. (the “Company”). The meeting will be held for the purposes as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing by indicating your vote for or against the proposals on the enclosed Voting Rights Exercise Form. Please review the Reference Documents for the General Meeting of Shareholders (described hereinafter), and cast your vote to be received by the Company no later than 6:30 p.m. on Wednesday, April 22, 2015 Japan time.

1.	Date and Time:	Thursday, April 23, 2015 at 10 a.m. Japan time
2.	Place:	Planets Room, sixth floor of the SHIBUYA EXCEL HOTEL TOKYU Shibuya Mark City Building, 1-12-2, Dogenzaka, Shibuya-ku, Tokyo, Japan
3.	Meeting Agenda:
	Matters to be reported:	The Business Report and Non-Consolidated Financial Statements for the Company’s 33rd Fiscal Year (February 1, 2014 - January 31, 2015)
Proposals to be resolved:
	Proposal No. 1:	Approval of Share Exchange Agreement
	Proposal No. 2:	Appropriation of Surplus
	Proposal No. 3:	Election of Five Directors
4.	Other Matters Concerning this Meeting Notice

Information concerning “Provisions under the Articles of Incorporation of PAL” and “Content of financial statements of the latest fiscal year of PAL,” referred to in Proposal No. 1 of the Reference Documents for the General Meeting of Shareholders, are available on the Company’s website (http://www.niceclaup.co.jp/), and are thus not included in this Meeting Notice.

•
If you wish to exercise your vote via proxy, you may designate one other shareholder with voting rights to represent you at the Meeting as a proxy. However, please note that submission of documentation certifying the party as your proxy will be required.

•	When attending the Meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk on the day of the Meeting.

•
In the event that updates are required to the Reference Documents for the General Meeting of Shareholders, Business Report, or Financial Statements, updates will be posted on the Company’s website (http://www.niceclaup.co.jp).

(Appendix)

Business Report

(from February 1, 2014 to January 31, 2015)

1.	Overview of the Company

(1)	Business status for the fiscal year under review

1)	Business progress and results

Although the Japanese economy was on a mild recovery track during the fiscal year under review, with improvements seen in corporate revenues and employment situation due to the government’s economic measures and monetary easing measures, the economic outlook remains uncertain amid factors such as a decline in consumer sentiment following the consumption tax hike and the rising cost of raw materials resulting from yen depreciation.

The management environment in the apparel and the retail industry continues to be severe, owing to climate factors including the record snowfall in February and unseasonal weather in the summer, in addition to increasing cautiousness among consumers due to concerns about the consumption tax and rising prices.

(Overview of development of store network)

Efficiency continued to be a priority during the fiscal year under review, and 7 directly managed stores were opened while 15 stores were closed, resulting in a decrease of 8 stores to a total of 104 stores.  The status of stores by brand is as follows.

Brand	Stores opened	Stores closed	Brand changes	Difference	Number of stores at fiscal year-end
one after another NICE CLAUP		2	(1)	(3)	40
natural couture	1	3		(2)	10
Rolick		3	(1)	(4)	0
OUTLET			1	1	19
pual ce cin	1	3		(2)	19
ouvrage classe	3		1	4	7
every very nice claup	2			2	3
LIVI it		4		(4)	6
Total	7	15	0	(8)	104

(Overview of sales by brand)

Net sales by brand for the fiscal year under review are as follows.

Brand	Net sales (Thousands of yen)	Compared to previous fiscal year (%)	Composition ratio (%)
one after another NICE CLAUP	3,038,902	(15.9)	32.9
natural couture	796,631	(4.2)	8.6
Rolick	44,736	(60.9)	0.5
OUTLET	2,528,756	5.4	27.4
pual ce cin	1,627,042	0.9	17.6
ouvrage classe	397,467	37.2	4.3
every very nice claup	146,481	127.8	1.6
LIVI it	436,994	(21.9)	4.7
Other	215,851	4.5	2.4
Total	9,232,864	(4.7)	100.0
(Note)	1. The above amounts do not include consumption tax, etc.
2. “Other” primarily includes royalties and other income.

Net sales decreased 4.7% compared to the previous fiscal year, reflecting the closure of loss-making or less profitable stores, and weak results from bargain sales held in mid-winter, among other factors.

Regarding net sales at existing stores compared to the previous fiscal year for leading brands, “one after another NICE CLAUP” decreased 9.6%, “OUTLET” increased 2.5%, and “pual ce cin” was up by 4.4%.

With regard to gross profit, the gross profit ratio rose 3.3 points compared to the previous fiscal year. This was due to improvement in the percentage of sales at full price, resulting from cost revisions that improved the cost ratio, and optimization of the merchandise production volume.

Selling, general and administrative expenses decreased substantially, reflecting a decrease in store expenses associated with a decrease in net sales, in addition to a reduction in personnel expenses and depreciation resulting mainly from the closure of loss-making or less profitable stores.

As a result of the above, net sales for the fiscal year under review were ¥9,232 million (a year-on-year decrease of 4.7%), gross profit was ¥5,146 million (a year-on-year increase of 1.2%), operating income was ¥91 million (operating loss of ¥365 million in the previous fiscal year), ordinary income was ¥92 million (ordinary loss of ¥344 million in the previous fiscal year), and net loss amounted to ¥20 million (net loss of ¥539 million in the previous fiscal year).

2)	Status of capital investments, etc.

Capital investment for the fiscal year under review primarily consisted of opening and carrying out renovations to directly managed stores. As a result, capital investment for the fiscal year under review amounted to ¥331 million (including lease and guarantee deposits).

3)	Status of funding

Funding for the fiscal year under review was allotted from funds on hand as well as borrowings from financial institutions.

4)	Status of transfer of business, absorption-type company split and incorporation-type company split

Not applicable

5)	Status of assignment of business from other companies

Not applicable

6)	Status of succession of rights and obligations related to businesses of other corporations, etc., through absorption-typecompany mergers or absorption-type company splits

Not applicable

7)	Status of acquisition or disposal of shares or other equity, or subscription rights to shares, etc., in other companies

There are no notable items.

(2)	Asset and income status

Year Item		30th fiscal year (Year ended January 31, 2012)	31st fiscal year (Year ended January 31, 2013)	32nd fiscal year (Year ended January 31, 2014)	33rd fiscal year (Fiscal year under review) (Year ended January 31, 2015)
Net sales	(Thousands of yen)	10,650,750	9,568,394	9,689,474	9,232,864
Ordinary income (loss)	(Thousands of yen)	212,295	(348,235)	(344,863)	92,065
Net loss	(Thousands of yen)	(162,411)	(749,626)	(539,777)	(20,669)
Net loss per share	(Yen)	(15.55)	(74.05)	(65.87)	(2.52)
Total assets	(Thousands of yen)	9,666,599	7,665,788	6,986,373	7,815,511
Net assets	(Thousands of yen)	7,303,639	5,785,159	5,170,824	5,116,122
Net assets per share	(Yen)	699.35	706.05	631.07	624.40

(Note)	Calculation of net loss per share is based on the average total number of outstanding shares during the period.

(3)	Major parent company and subsidiaries

1)	Parent company

The parent company of NICE CLAUP Co., LTD. (the “Company”) is PAL CO., LTD., which holds 5,092,000 of the Company’s shares (investment ratio of 62.1%). The Company and the parent company have concluded a basic agreement for the purpose of capital and business alliance, and exchanges management information.

2)	Subsidiaries

Not applicable

(4)	Issues to be addressed

With regard to store opening strategy, we will continue to aggressively move ahead with revision of less profitable stores while carefully carrying out new store openings with priority placed on efficiency and profitability. We also intend to expand online sales through the Internet.

In terms of merchandising strategy, we face the challenge of how to shape our strategy to respond to changes in the external environment such as the unseasonal weather seen recently as well as changing fashion trends.

In addition, by promoting the supply of highly refined products with high gross margins, we aim to simultaneously pursue both price appeal and earning power. Given that production is currently centered in China, we are working on reduction of lead time from product planning to sales as a challenge for the medium to long term. We are also closely watching and studying trends in production areas other than China.

With regard to human resources strategy, we continue to consider “people” as important management resources, and are working to strengthen recruitment of personnel and enhance our training system in order to address the challenges of securing outstanding human resources and enhancing “customer satisfaction” and the sales staff who are “the primary recipients of information about products.” In addition, we are striving for optimal allocation of management resources by promoting efficiency in staff allocation and store operations.

(5)	Principal business activities (as of January 31, 2015)

The Company group engages in planning and sales of women’s wear and related general merchandise, household general merchandise, etc. mainly through directly managed stores.

The following is a description of the principal business of the Company and its associates.

[The Company]

Company Name	Principal business
NICE CLAUP Co., LTD.	Planning and sales of apparel and related general merchandise, etc.

[Affiliates]

Company Name	Principal business
NICE CLAUP H.K. LTD.	Sales of apparel and apparel related general merchandise in Hong Kong (currently dormant)
MAG STYLE Co., LTD.	Planning and sales of household general merchandise, etc.
SHANGHAI NICE CLAUP Co., LTD.	Sales of apparel and apparel related general merchandise in China, etc.

(6)	Principal offices, etc. (as of January 31, 2015)

The Company

Headquarters	6-27-8, Jingumae, Shibuya-ku, Tokyo
Directly managed stores	104 stores
Hokkaido 5, Tohoku 8, Hokuriku 4, Tokyo 18, Kanto 20, Chubu 11, Kyoto/Osaka/Kobe 23, Chugoku/Shikoku 8, Kyushu/Okinawa 7

(7)	Employees (as of January 31, 2015)

Number of employees	Increase/decrease from end of previous fiscal year	Average age	Average years of employment
290	(32)	29.6 years old	6.4 years

(Note)	Number of employees does not include 176 part-time workers.

(8)	Principal lenders (as of January 31, 2015)

Lenders	Outstanding amount of loan (Thousands of yen)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	111,800
Mizuho Bank, Ltd.	105,310

(9)	Other significant matters related to the Company

Not applicable

2.	Matters related to the Company’s Shares

(1) Total number of shares authorized to be issued	26,864,000 shares

(2) Total number of shares outstanding	10,834,000 shares

(3) Number of shareholders at the end of the fiscal year under review	1,966 persons

(4) Top 10 shareholders

Name of shareholder	Number of shares held (shares)	Percentage of shareholding (%)
PAL CO., LTD.	5,092,000	62.1
Japan Trustee Services Bank, Ltd.	728,300	8.9
CGML PB CLIENT ACCOUNT/COLLATERAL	389,200	4.8
Moririn Co., Ltd.	210,000	2.6
Teruyuki Ikegami	109,500	1.3
Hiroshi Asanuma	100,000	1.2
Hiroki Goto	93,700	1.1
Yoshiteru Ikegami	85,500	1.0
MSIP CLIENT SECURITIES	73,900	0.9
GOLDMAN SACHS INTERNATIONAL	61,800	0.8
(Note)	The percentage of shareholding is computed after deducting the number of treasury shares (2,640,365 shares).

3.	Matters related to Subscription Rights to Shares, etc., of the Company

(1)	Subscription rights to shares, etc. held by the officers of the Company which were allotted in consideration of execution of duties (as of January 31, 2015)

Not applicable

(2)	Subscription rights to shares, etc. allotted to employees, etc. in consideration of execution of duties during the fiscal year under review

Not applicable

4.	Matters related to Officers of the Company

(1)	Directors and Corporate Auditors (as of January 31, 2015)

Position in the Company	Name	Responsibilities and important concurrent positions
Chairman and Director	Hidetaka Inoue	Chairman and Representative Director, PAL CO., LTD.
President and Representative Director, Scotch Yofukuten K.K.
President and Representative Director	Junichi Shoji	Senior Managing Director, PAL CO., LTD.
President and Representative Director, MAG STYLE Co., LTD.
Senior Managing Director	Toshiaki Sugiyama
Director	Shun Matsumura	Manager, First Business Department
Director	Ryuta Inoue	President and Representative Director, PAL CO., LTD.
Full-time Corporate Auditor	Michiyasu Sawahara
Corporate Auditor	Norihisa Ogawa	Partner, Kioizaka Themis General Law Firm
Corporate Auditor	Hiroaki Hamajima	Director, Uchikanda Accounting Office
Corporate Auditor	Masahiro Mihara	Manager of General Affairs Department, PAL CO., LTD.

(Note)	1. Full-time Corporate Auditor Michiyasu Sawahara and Corporate Auditors Norihisa Ogawa and Hiroaki Hamajima are Outside Corporate Auditors, as stipulated in Article 2, Item 16 of the Companies Act.
2. Corporate Auditor Hiroaki Hamajima is a licensed tax accountant, and has considerable knowledge of finance and accounting.

(2)	Aggregate amount of remuneration for Directors and Corporate Auditors

Title	Number of recipients	Amount paid (Thousands of yen)
Directors (Of which, Outside Directors)	3 (-)	44,100 (-)
Corporate Auditors (Of which, Outside Corporate Auditors)	4 (3)	15,120 (14,520)
Total	7	59,220

(Note)	1. Amount paid for Directors does not include remuneration for employees paid to the Directors who are concurrently employed as employees.
2. It was resolved at the General Meeting of Shareholders held on April 27, 1998 that the remuneration for Directors should be within the limit of ¥300,000 thousand per year (excluding remuneration for employees) and the remuneration for Corporate Auditors should be within the limit of ¥30,000 thousand per year.

(3)	Matters related to Outside Officers

1)	Important concurrent positions and relationship between the Company and the organization where the concurrent position is held

Not applicable

2)	Principal activities

Attendance and activities at Board of Directors meetings, etc.

Title	Name	Attendance and activities
Full-time Corporate Auditor	Michiyasu Sawahara
Attended all 15 Board of Directors meetings held during the fiscal year under review, and all 17 Board of Corporate Auditors meetings held during the fiscal year under review, and provided opinions from an external perspective based on his extensive experience and knowledge.

Corporate Auditor	Norihisa Ogawa
Attended 10 of 15 Board of Directors meetings held during the fiscal year under review, and 14 of 17 Board of Corporate Auditors meetings held during the fiscal year under review, and provided expert opinions based primarily on his experience as a lawyer.

Corporate Auditor	Hiroaki Hamajima
Attended 12 of 15 Board of Directors meetings held during the fiscal year under review, and 16 of 17 Board of Corporate Auditors meetings held during the fiscal year under review, and provided expert opinions based primarily on his experience as a tax accountant.

3)	Amount of remuneration paid to outside officers by the parent company or subsidiaries of the parent company

Not applicable

5.	Accounting Auditor

(1)	Name of Accounting Auditor: KPMG AZSA LLC

(2)	Amount of remuneration

Amount of remuneration in the fiscal year under review	¥23,100 thousand
Total amount of remuneration and property benefits to be paid to the Accounting Auditor by the Company	¥23,100 thousand

(Note)
The audit agreement between the Company and the Accounting Auditor does not distinguish between the remuneration for audits based on the Companies Act and audits based on the Financial Instruments and Exchange Act, and the amounts essentially cannot be distinguished; therefore, the above amount states the total amount.

(3)	Non-audit services

Not applicable

(4)	Policies for decisions on dismissal or non-reappointment of an Accounting Auditor

In case the Accounting Auditor has difficulty in the execution of its duties, etc., the Board of Directors shall, if it finds necessary, make the proposal of dismissal or non-reappointment of the Accounting Auditor the objective of the General Meeting of Shareholders upon agreement of or request from the Board of Corporate Auditors as stated below.

In case the Accounting Auditor has difficulty in the execution of its duties, etc., the Board of Corporate Auditors shall, if it finds necessary, request to the Board of Directors to make the proposal of dismissal or non-reappointment of the Accounting Auditor the objective of the General Meeting of Shareholders.

Furthermore, if the Accounting Auditor is recognized to fall under any of the items stipulated in each of the items of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors shall dismiss the Accounting Auditor based on unanimous agreement of the Corporate Auditors. In this case, the Board of Corporate Auditors shall report on the dismissal of the Accounting Auditor and the reason thereof to the first General Meeting of Shareholders called after the dismissal.

6.     Systems to Ensure Appropriate Execution of Duties

Systems to ensure that the execution of duties by Directors conforms to laws and regulations and the Articles of Incorporation, and other systems to ensure the adequacy of operations

(1)	Systems to ensure that the execution of duties by Directors and employees conforms to laws and regulations and the Articles of Incorporation

The Company bases its corporate management on compliance with laws and regulations and conduct that conforms to social ethics as required of business people and members of society, and thoroughly instills this policy in its officers and employees.

To that end, we appoint an officer in charge of Administrative Department as supervisory manager for overall compliance, and work to thoroughly implement the Basic Policy on Internal Control and to develop the group-wide compliance system while identifying and improving problem areas.

The Internal Audit Office, as a section under the direct control of the President and Representative Director, in collaboration with the Board of Corporate Auditors, reports to the President and Representative Director as to whether duties are being executed in each department properly and smoothly in conformity with laws and regulations, the Articles of Incorporation, and internal regulations, and gives appropriate and effective instructions.

In addition, we have in place a whistle-blower system as an internal reporting system for behavior that causes infractions in terms of compliance, etc.

(2)	Systems for the storage and management of information related to the execution of duties by Directors

Minutes of Board of Directors meetings and Officers Liaison Committee meetings, etc., as well as documents related to execution of duties shall be prepared, stored and managed based on the Regulations for Handling Documents and other internal regulations.

Directors and Corporate Auditors shall be able to view such documents at any time.

(3)	Systems and regulations related to risk management of loss

With regard to risk management of loss in the course of carrying out business, provisions are set out in business-related regulations including Internal Approval Regulations and Accounting Regulations.

Directors and section managers shall strive to prevent the occurrence of risk of loss, and depending on the degree of risk of loss that arises, shall respond through the Board of Directors deliberations or internal approval procedures.

(4)	Systems to ensure the efficient execution of Directors’ duties

In addition to holding regular Board of Directors meetings once a month, special Board of Directors meetings shall be held as necessary to make decisions on important matters.

In addition, Officers Liaison Committee meetings consisting of principal members including Full-time Directors and section managers shall be held approximately once a week, to bring together opinions regarding the execution status of duties and plans.

(5)	Matters related to employees of which the Corporate Auditor requests appointment for assistance, and their independence from Directors

When found necessary by the Corporate Auditor, employees to assist the duties of the Corporate Auditor shall be appointed.

With regard to the transfer, evaluation, etc., of these employees, the opinion of the Board of Corporate Auditors shall be respected to ensure the independence of the employees from the Board of Directors.

(6)	Systems of reporting to Corporate Auditors and other systems to ensure effective auditing by Corporate Auditors

Directors or employees shall report to Corporate Auditors regarding important matters for the Company’s businesses, and shall report without delay if they find out any facts on violations of laws and regulations, violations of the Articles of Incorporation, or misconduct in relation to execution of duties. Corporate Auditors shall be able to require a report from Directors or employees as necessary.

Corporate Auditors shall attend various meetings for execution of the Company’s businesses, and shall be able to ask questions, etc., of Directors and employees in order to grasp the decision-making process and the status of business execution.

The internal audit section shall stay in close liaison with Corporate Auditors to ensure the effectiveness of the audit by Corporate Auditors.

(7)	System to ensure reliability and adequacy of financial reporting

The Company shall create internal controls related to financial reporting, and carry out appropriate management with regard to evaluation and reporting, in compliance with the provisions of the Financial Instruments and Exchange Act and other laws and regulations, to ensure the reliability and adequacy of its financial reporting.

(8)	System for the elimination of anti-social forces

The Company shall make it a basic policy to have no relationships with anti-social forces whatsoever and to be resolute in handling unjustified demands from anti-social forces, and shall ensure that officers and employees are thoroughly informed of this policy.

Assigning the Administrative Department as the office to supervise handling of anti-social forces, the Company shall create a system of collaboration and cooperation with the police and other government organizations, and work to gather information with the aim of preventing interference by anti-social forces.

Monetary amounts and numbers of shares in this Business Report are rounded down to the nearest full unit indicated. Percentages are rounded off to the first decimal place.

Non-Consolidated Balance Sheet
(As of January 31, 2015)
(Thousands of yen)
Assets		Liabilities
Description	Amount	Description	Amount
Current assets	6,010,291	Current liabilities	2,147,639
Cash and deposits	4,873,742	Notes payable - trade	1,157,210
Accounts receivable - trade	657,381	Accounts payable - trade	351,477
Merchandise	448,229	Short-term loans payable	39,813
Raw materials and supplies	5,848	Current portion of long-term loans payable	41,532
Advance payments - trade	372	Accounts payable - other	219,721
Prepaid expenses	24,599	Accrued expenses	97,659
Accounts receivable - other	625	Income taxes payable	59,596
Other	1,723	Deposits received	32,071
Allowance for doubtful accounts	(2,231)	Provision for bonuses	33,741
Non-current assets	1,805,220	Provision for sales returns	410
Property, plant and equipment	302,539	Accrued consumption taxes	78,267
Buildings	238,972	Asset retirement obligations	36,021
Tools, furniture and fixtures	54,618	Other	117
Land	4,379	Non-current liabilities	551,749
Construction in progress	4,569	Long-term loans payable	135,765
Intangible assets	6,779	Long-term accounts payable - other	9,080
Software	2,090	Deferred tax liabilities	10,727
Telephone subscription right	4,688	Provision for retirement benefits	219,807
Investments and other assets	1,495,901	Asset retirement obligations	176,369
Investment securities	147,446	Total Liabilities	2,699,389
Shares of subsidiaries and associates	20,000	Net assets
Investments in capital	217	Shareholders’ equity	5,122,012
Investments in capital of subsidiaries		Capital stock	768,520
and associates	15,273	Capital surplus	807,750
Long-term prepaid expenses	18,910	Legal capital surplus	807,750
Lease and guarantee deposits	1,276,778	Retained earnings	4,358,859
Membership	16,545	Legal retained earnings	192,130
Other	68,221	Other retained earnings	4,166,729
Allowance for doubtful accounts	(67,492)	General reserve	4,150,000
		Retained earnings brought forward	16,729
		Treasury shares	(813,117)
		Valuation and translation adjustments	(5,890)
		Valuation difference on available-for-sale securities	(5,890)
		Total net assets	5,116,122
Total assets	7,815,511	Total liabilities and net assets	7,815,511
(Note) Figures presented in the financial statements are rounded down to the nearest thousand yen.

Non-Consolidated Statement of Income
(February 1, 2014 - January 31, 2015)

(Thousands of yen)
Description	Amount
Net sales		9,232,864
Cost of sales		4,086,843
Gross profit		5,146,020
Selling, general and administrative expenses		5,054,118
Operating income		91,902
Non-operating income
Interest income	4,096
Interest on securities	290
Foreign exchange gains	1,568
Reversal of allowance for doubtful accounts	7,600
Other	3,321	16,876
Non-operating expenses
Interest expenses	1,678
Loss on sales of investment securities	4,030
Loss on investments in partnership	9,929
Other	1,074	16,712
Ordinary income		92,065
Extraordinary income
Gains on sales of non-current assets	15,138	15,138
Extraordinary losses
Loss on retirement of non-current assets	2,065
Impairment loss	69,070	71,136
Income before income taxes		36,068
Income taxes - current	59,210
Income taxes - deferred	(2,472)	56,737
Net loss		(20,669)
(Note) Figures presented in the financial statements are rounded down to the nearest thousand yen.

Non-Consolidated Statement of Changes in Shareholders’ Equity
(February 1, 2014 - January 31, 2015)

(Thousands of yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings
		Legal capital surplus	Legal retained earnings	Other retained earnings
				General reserve	Retained earnings brought forward
Balance as of February 1, 2014	768,520	807,750	192,130	4,500,000	(271,632)
Changes of items during period
Dividends of surplus					(40,968)
Net loss					(20,669)
Purchase of treasury shares
Reversal of general reserve				(350,000)	350,000
Net changes of items other than shareholders’ equity
Total changes of items during period	-	-	-	(350,000)	288,362
Balance as of January 31, 2015	768,520	807,750	192,130	4,150,000	16,729

	Shareholders’ equity		Valuation and translation adjustments	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities
Balance as of February 1, 2014	(813,110)	5,183,656	(12,832)	5,170,824
Changes of items during period
Dividends of surplus		(40,968)		(40,968)
Net loss		(20,669)		(20,669)
Purchase of treasury shares	(6)	(6)		(6)
Reversal of general reserve		-		-
Net changes of items other than shareholders’ equity			6,942	6,942
Total changes of items during period	(6)	(61,644)	6,942	(54,702)
Balance as of January 31, 2015	(813,117)	5,122,012	(5,890)	5,116,122
(Note) Figures presented in the financial statements are rounded down to the nearest thousand yen.

Notes to the Non-Consolidated Financial Statements

(Notes to Significant Accounting Policies)

1.	Standards and methods of evaluation for marketable securities

(1)	Shares of affiliates
Stated at cost by the moving-average method

(2)	Other securities
Securities with market value
Stated at market based on the market price, etc., as of the balance sheet date
(Valuation difference is reported as a component of net assets. The cost of sales is calculated using the moving-average method.)
Securities without market value
Contributions to investment limited partnerships or other similar partnerships are evaluated based on the proportion of equity held by the Company as of the most recent available financial statements of the investment limited partnership or other similar partnership. Others are calculated using the moving-average method.

2.	Standards and methods of evaluation for inventories

Merchandise and raw materials	Stated at cost using the specific identification method (The figures shown in the balance sheet are calculated by writing them down based on decline in profitability.)
Supplies	Stated at cost using the last purchase price method (The figures shown in the balance sheet are calculated by writing them down based on decline in profitability.)

3.	Depreciation method for non-current assets

(1)	Property, plant and equipment
According to the declining-balance method. (However, the straight-line method is applied for buildings, except for accompanying facilities, acquired on or after April 1, 1998.)
Additionally, principal economic useful lives are as follows:
Buildings	6-42 years
Tools, furniture and fixtures	6 years

(2)	Intangible assets
According to the straight-line method.
Software (for internal use) is amortized according to the straight-line method over the estimated internal useful life (5 years).

(3)	Long-term prepaid expenses
According to the straight-line method.

4.	Standards of accounting for reserves
Allowance for doubtful accounts
To provide for potential loss on loans, the Company records an allowance for the expected amount of irrecoverable loans. Allowances for ordinary receivables are computed based on the historical rate of default, and allowances for loans with default possibility and claims provable in rehabilitation from bankruptcy consist of individually estimated uncollectible amounts based on estimated recoverability.

Provision for bonuses	To provide for the payment of bonuses to employees, the Company records the estimated amounts of bonus payments applicable to the fiscal year under review.
Provision for sales returns
To provide for potential losses on returns of merchandise sold, the Company records an amount equivalent to wholesale net sales for the two most recent months prior to the balance sheet date, multiplied by the merchandise return rate for the two most recent fiscal years and the gross profit margin for the fiscal year under review.

Provision for retirement benefits
To provide for the payment of employees’ retirement benefits, the Company records an allowance for estimated retirement benefits, based on the projected benefit obligations as of the end of the fiscal year under review.

1)   Method of attributing the estimated retirement benefits to periods
On calculating the projected benefit obligation, the estimated retirement benefits are attributed to periods up until the fiscal year under review on a straight-line basis.
2)   Amortization method of actuarial differences and past service costs
Actuarial differences are recorded as expenses from the year following the year that they are incurred according to the straight-line method, based on a set number of years (5 years) within the estimated remaining years of service for the employee at the time.
Past service costs are recorded as expenses from the year that they are incurred according to the straight-line method, based on a set number of years (3 years) within the estimated remaining years of service for the employee at the time.

5.	Accounting treatment of consumption taxes, etc.
National and local consumption taxes are accounted for according to the tax exclusion method.

(Notes to the Non-Consolidated Balance Sheet)

1.	Short-term monetary claims to associates	¥2,894 thousand
	Short-term monetary obligations to associates	¥2,220 thousand

2.	Accumulated depreciation of property, plant and equipment	¥980,922 thousand

3.	Guarantee obligations
	Guarantee obligations for notes and accounts payable - trade of associates	¥1,732 thousand

(Notes to the Non-Consolidated Statement of Income) Transactions with associates

	Net sales	¥23,120 thousand

(Notes to the Non-Consolidated Statement of Changes in Shareholders’ Equity)
1.	Total number of shares outstanding as of the fiscal year-end	Common shares 10,834,000 shares

2.	Matters concerning treasury shares

Type of shares	Number of shares as of February 1, 2014	Increase	Decrease	Number of shares as of January 31, 2015
Common shares (shares)	2,640,345	20	-	2,640,365
(Note) The increase of 20 shares is due to the purchase of shares less than one unit.

3.	Matters concerning dividends

(1)	Dividend amounts

The following was resolved at the Ordinary General Meeting of Shareholders held on April 24, 2014.

Type of shares	Common shares
Total amount of dividends	¥40,968 thousand
Dividends per share	¥5
Record date	January 31, 2014
Effective date	April 25, 2014

(2)	Dividends whose record date is during the fiscal year under review, but whose effective date is during the following fiscal year

Type of shares	Common shares
Source of dividends	Retained earnings
Total amount of dividends	¥40,968 thousand
Dividends per share	¥5
Record date	January 31, 2015
Effective date	April 24, 2015

(Notes to Tax Effect Accounting)
Breakdown of major factors that caused deferred tax assets and deferred tax liabilities
(Deferred tax assets)

Thousands of yen
Valuation loss on goods	43,229
Accrued enterprise tax	3,173
Provision for bonuses	12,025
Provision for directors’ retirement benefits	3,236
Provision for retirement benefits	78,339
Asset retirement obligations	75,696
Loss on valuation of securities	2,160
Retained loss	387,432
Other	81,966
Subtotal of deferred tax assets	687,259
Valuation allowance	(687,259)
Total deferred tax assets	-
(Deferred tax liabilities)
Retirement expenses for asset retirement obligations	(10,727)
Total deferred tax liabilities	(10,727)
Net deferred tax liabilities	(10,727)

(Notes to Financial Instruments)

1.	Matters concerning the status of financial instruments

(1)	Policy for financial instruments
With regard to fund management, the Company invests in financial assets that are highly secure, and necessary funds are covered mostly by the Company’s own funds, with a portion raised through bank loans.

(2)	Content of financial instruments, risks associated with financial instruments, and risk management structure
Accounts receivable - trade, an operating receivable, is exposed to the credit risk of clients. With regard to this risk, the Company has a structure in place to manage due dates and balances on a per-client basis, and if required, assesses credit conditions of clients as needed.
Investment securities consist of investments in investment partnerships and investment funds, and are exposed to business risks in the investee and foreign exchange fluctuation risk, respectively. With regard to these risks, the Company periodically assesses the financial conditions of investment partnerships, and assesses the market values of investment funds as needed.

Lease and guarantee deposits are primarily based on rental contracts associated with the opening of stores, and are exposed to credit risk of the recipient of the deposit. With regard to this risk, the Company assesses the credit conditions of the recipient of the deposit when entering into contracts, and in the event that the credit status of the recipient of the deposit is in question, the Company will work to collect the deposit in a timely manner.
Notes payable - trade and accounts payable - trade, which are operating liabilities, are mostly payable within one year.
All borrowings of the Company are borrowings from banks, and are exposed to interest rate fluctuation risk. With regard to this risk, the Company monitors movements in market interest rates and negotiates with banks.

(3)	Supplementary explanations on matters concerning market value of financial instruments
The market value of financial instruments is stated either at prices as quoted on respective markets or, if no market prices are available, reasonably estimated values. These estimated values incorporate variable factors, and therefore they may vary according to the assumptions used.

2.	Matters concerning the market value, etc. of financial instruments

(Thousands of yen)
	Amount recorded on the balance sheet	Market value	Difference
(1) Cash and deposits	4,873,742	4,873,742	-
(2) Accounts receivable - trade	657,381	657,381	-
(3) Investment securities	86,700	86,700	-
(4) Lease and guarantee deposits	1,276,778	1,269,905	(6,873)
Total assets	6,894,603	6,887,729	(6,873)
(1) Notes payable - trade	1,157,210	1,157,210	-
(2) Accounts payable - trade	351,477	351,477	-
(3) Accounts payable - other	219,721	219,721	-
(4) Long-term loans payable (*)	177,297	177,297	-
Total liabilities	1,905,706	1,905,706	-
(*) Current portion of long-term loans payable is included in (4) Long-term loans payable.

(Note)	1.	Matters concerning the calculation method of the market value of financial instruments and marketable securities

Assets
(1) Cash and deposits and (2) Accounts receivable - trade
As these are settled in a short period of time, their market values are essentially equal to their book values. As a result, these are recorded using book values.
(3) Investment securities
Market values are recorded based upon prices quoted on respective markets, or prices presented by correspondent financial institutions.
(4) Lease and guarantee deposits
As the credit risk associated with lease and guarantee deposits is insignificant, these are calculated based upon the estimated amount to be collected, discounted by the interest rate of a secure bond over the same period.

Liabilities
(1) Notes payable - trade, (2) Accounts payable - trade, and (3) Accounts payable - other
As these are settled in a short period of time, their market values are essentially equal to their book values. As a result, these are recorded using book values.
(4) Long-term loans payable
Long-term loans payable utilize variable interest rates, and market interest rates are reflected within a short period of time, causing their market values to be essentially equal to their book values. As a result, these are recorded using book values.

2.	Financial instruments with market values deemed extremely difficult to determine

(Thousands of yen)
Amount recorded on the balance sheet
Investment securities
Investments in investment partnerships	60,746

The above is not included in “(3) Investment securities,” as they are not quoted on a stock exchange and their market values are deemed extremely difficult to determine.

(Notes to Equity Method Profit and Loss, etc.)

(1) Amount of investment in affiliates	¥35,273 thousand
(2) Amount of investment if the equity method is applied	¥107,325 thousand
(3) Amount of investment profit if the equity method is applied	¥29,614 thousand

(Notes to Transactions Between Related Parties)
No applicable items.

(Notes to Per Share Information)
1. Net assets per share	¥624.40
2. Net loss per share	¥(2.52)

(Significant Subsequent Events)
With regard to the conclusion of share exchange agreement by PAL CO., LTD. making the Company a wholly owned subsidiary

At the Board of Directors meeting held on March 10, 2015, the Company resolved to conduct a share exchange (hereinafter “Share Exchange”) with PAL CO., LTD. (hereinafter “PAL”), in which PAL is the wholly owning parent and the Company is the wholly owned subsidiary, and a share exchange agreement was concluded between the two companies on the same day.

(1)	Objectives of the Share Exchange
PAL has as its mission statement to “contribute to the society through the proposal of forever new fashion & life” and, to achieve such means, has as its basic policy to establish confidence and grow as a company accredited by stakeholders such as shareholders and business partners, in addition to customers, in every aspect of its operation including products, services, sales technique, financial strength and quality of staff.
In the meantime, the Company has been engaged in manufacturing as well as sales operations through deploying brands including “one after another NICE CLAUP” under the motto to “share satisfaction and delight with customers.”
PAL and the Company concluded a capital and business alliance agreement on May 21, 2002 which was followed by PAL’s acquisition of shares of the Company from its major shareholders on September 22, 2005, making the Company a consolidated subsidiary in an effort to strengthen capital relationship. Since then, the Group has been promoting measures with the aim of maximizing corporate value of both companies through provision of PAL’s management knowhow to the Company including low-cost store operation and streamlining of product planning platform, sharing of store opening strategies between the two companies, active exchange of human resources and collaboration on product planning strategies, while maintaining the individuality of the two companies. In April 2012, President and Representative Director of the Company, who was also the founder, resigned his posts as President and Representative Director at the Company and Director at PAL due to the expiration of his term of office, and Junichi Shoji, who was concurrently serving as Senior Managing Director at PAL and Director at the Company, succeeded the post of President and Representative Director at the Company. Since then, the Company has been focusing on the promotion of practicable collaborations as PAL’s consolidated subsidiary, and engaged in promoting compatibility with PAL’s management style including enhancement of network as the Group, implementation of radical reforms in business model with respect to manufacturing and sales of products, and sharing of platforms for management and staff assessment purposes.

While anticipation for a full-scale economic recovery is heightening in the domestic market thanks to the economic policies, consumer confidence remains low in the apparel and the retail industry where business environment remains challenging. Based on the appreciation of such circumstances, PAL, in an effort to cope with the challenging business environment surrounding the apparel and the retail industry, enabled the establishment of a framework to effectively and efficiently carry out management strategy through fully utilizing the management resources of the Group, and as a result, has decided to implement the Share Exchange in an aim to ensure development of a structure capable to carry out management strategies in an agile and efficient way so as to achieve maximum synergy within the Group in various aspects including negotiations as the Group regarding store openings and closures, unification of logistics, sharing of manufacturing resources and integration of information systems.
The Company decided to agree to the Share Exchange as it recognizes that it is its best interest to further utilize management knowhow in areas such as store operation and streamlined merchandizing through sharing the aforementioned objectives with PAL.

(2)	Method of the Share Exchange
This will be a share exchange in which PAL is the wholly owning parent, while the Company is the wholly owned subsidiary.
The Share Exchange is scheduled to be carried out with June 1, 2015 as the effective date. As for PAL, the Share Exchange will be carried out without approval by a General Meeting of Shareholders, through a simplified share exchange procedure according to provisions of Article 796, Paragraph 3 of the Companies Act. With respect to the Company, the Share Exchange shall be subject to approval by the Ordinary General Meeting of Shareholders scheduled to be held on April 23, 2015.

(3)	Schedule of the Share Exchange

Record date for the Ordinary General Meeting of Shareholders that approved the Share Exchange Agreement (NICE CLAUP)	January 31, 2015
Date of resolution by the Board of Directors on conclusion of the Share Exchange Agreement (PAL and NICE CLAUP)	March 10, 2015
Date of conclusion of the Share Exchange Agreement (PAL and NICE CLAUP)	March 10, 2015
Date of the Ordinary General Meeting of Shareholders scheduled to approve the Share Exchange Agreement (NICE CLAUP)	April 23, 2015 (scheduled)
Last trading date (NICE CLAUP)	May 26, 2015 (scheduled)
Date of delisting (NICE CLAUP)	May 27, 2015 (scheduled)
Effective date of the Share Exchange	June 1, 2015 (scheduled)
(Note)
1. PAL intends to carry out the Share Exchange without approval by a General Meeting of Shareholders through a simplified share exchange procedure according to provisions of Article 796, Paragraph 3 of the Companies Act.

(Note)	2. The above timeline may be changed, if necessary, depending on the progress of the procedures of the Share Exchange upon consent by PAL and the Company.

(4)	Detail of the allotment of shares pertaining to the Share Exchange
PAL’s 0.11 common shares shall be allotted per one common share in the Company. However, share allotment shall not be made to 5,092,000 common shares in the Company held by PAL (as of March 10, 2015) for the Share Exchange.

(5)	Rationale for the allotment associated with the Share Exchange
1)	Rationale for the calculation
To ensure fairness and reasonableness of the share exchange ratio to be used in the Share Exchange, each party separately requested a third party institution independent of both parties to calculate such ratio. PAL appointed Daiwa Securities and NICE CLAUP appointed SMBC Nikko Securities as third party institutions for the purpose of calculating the share exchange ratio.
2)	Relationship with the institutions appointed for the calculation of share exchange ratio
Daiwa Securities and SMBC Nikko Securities are both institutions independent of PAL and NICE CLAUP, and do not fall under the category of related party of the two parties, and do not have significant interests that need to be noted for the purpose of the Share Exchange.

Accounting Auditor’s Audit Report (duplicated copy)

Independent Auditor’s Report
(English Translation)

March 18, 2015

To the Board of Directors
NICE CLAUP Co., LTD.

KPMG AZSA LLC
Designated Limited
Liability Partner Teruo Watanuma, CPA
Engagement Partner
Designated Limited
Liability Partner Takahiro Hazu, CPA
Engagement Partner

We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act of Japan, the non-consolidated financial statements, which consist of the balance sheet, the statement of income, the statement of changes in shareholders’ equity, the notes to the financial statements and the supplementary schedules thereof of NICE CLAUP Co., LTD. (hereinafter referred to as the “Company”) for the 33rd fiscal year from February 1, 2014 to January 31, 2015.

Management’s Responsibility for Non-Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of non-consolidated financial statements and the accompanying supplemental schedules in accordance with accounting standards generally accepted in Japan. This responsibility includes designing and operating internal controls, which management considers necessary for the preparation and fair presentation of non-consolidated financial statements and accompanying supplemental schedules that are free from material misstatements, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these non-consolidated financial statements and the accompanying supplemental schedules from an independent viewpoint, based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit according to such plan to obtain reasonable assurance about whether the non-consolidated financial statements and the accompanying supplemental schedules are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the accompanying supplemental schedules. The procedures selected and applied depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the non-consolidated financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate for the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditors’ Opinion

In our opinion, the financial statements and supplementary schedules thereof referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2015 and the result of its operation for the year then ended in conformity with accounting principles generally accepted in Japan.

Item of Emphasis

As stated in the Significant Subsequent Events of the Notes to the Non-Consolidated Financial Statements, the Company resolved, at its Board of Directors meeting held on March 10, 2015, to make PAL CO., LTD. its wholly owning parent and itself a wholly owned subsidiary through a share exchange, and concluded a share exchange agreement on the same date.
This item has no effect on our opinion.

Relationship of Interest

We have no interests in or relationships with the Company which are required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.
____________________
Notice to Readers:

The original non-consolidated financial statements, which consist of the balance sheet, the statement of income, the statement of changes in shareholders’ equity, the notes to the financial statements and the supplementary schedules thereof, are written in Japanese.

Board of Corporate Auditors’ Audit Report (duplicated copy)

Audit Report

(English Translation)

Regarding the performance of duties by the Directors for the 33rd fiscal year from February 1, 2014 to January 31, 2015, the Board of Corporate Auditors hereby submits its audit report, which has been prepared upon careful consideration based on the audit report prepared by each Corporate Auditor.

1.	Summary of Auditing Methods by the Corporate Auditors and Board of Corporate Auditors

The Board of Corporate Auditors established auditing policies, allocation of duties, and other relevant matters, and received reports from each Corporate Auditor regarding his or her audits and results thereof, as well as received reports from the Directors, other relevant personnel and the Accounting Auditor regarding performance of their duties, and sought explanations as necessary.

Each Corporate Auditor complied with the auditing standards of the Corporate Auditors established by the Board of Corporate Auditors, followed the auditing policies, allocation of duties, and other relevant matters, communicated with the internal auditing section, other employees, and any other relevant personnel, and made efforts to prepare the environment for information collection and audit, as well as participated in meetings of the Board of Directors and other important meetings, received reports from the Directors, employees and other relevant personnel regarding performance of their duties, sought explanations as necessary, examined important authorized documents and associated information, and studied the operations and financial positions at the head office and principal business offices. In addition, with respect to the system for ensuring that the performance of duties by the Directors as stated in the Business Report conforms to the related laws and regulations and Articles of Incorporation, and the system prepared based on the contents of the resolutions of the Board of Directors and such resolutions regarding preparation of the system stipulated in Article 100, Paragraphs 1 and 3, of the Ordinance for Enforcement of the Companies Act (internal controls system), we received regular reports from Directors, employees and other relevant personnel regarding the development and the operation of the system, requested explanations as needed and expressed opinions.

Additionally, concerning internal controls for financial reporting, we received reports from Directors, etc., and KPMG AZSA LLC respectively regarding evaluation of these internal controls and status of audits, and requested explanations as needed.

Based on the above methods, we examined the business report and supporting schedules related to the relevant fiscal year.

Furthermore, we monitored and verified whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. In addition, we received notice from the Accounting Auditor that “the system for ensuring that duties are performed properly” (matters set forth in each Item of Article 131 of the Company Accounting Ordinance) had been prepared in accordance with the Product Quality Management Standards Regarding Audits (issued by the Business Accounting Deliberation Council (BACD) on October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in shareholders’ equity, and non-consolidated notes) and the supplementary schedules related to the relevant fiscal year.

2.	Results of Audit

(1)	Results of Audit of Business Report and Other Relevant Documents

1.
In our opinion, the business report and the supplementary schedules are in accordance with the related laws and regulations, and Articles of Incorporation, and fairly represent the Company’s condition.

2.
We have found no evidence of wrongful action or material violation of related laws and regulations, nor of any violation with respect to the Articles of Incorporation, related to performance of duties by the Directors.

3.
In our opinion, the contents of the resolutions of the Board of Directors related to the internal controls system are fair and reasonable. In addition, we have found no matters on which to remark regarding the description in the Business Report and the performance of duties by the Directors related to such internal controls system. Additionally, concerning internal controls for financial reporting, we have received reports from Directors, etc. and KPMG AZSA LLC that as of the time of preparing this Audit Report, there are no significant deficiencies.

(2)	Results of Audit of Non-Consolidated Financial Statements and Supplementary Schedules

In our opinion, the methods and results employed and rendered by KPMG AZSA LLC are fair and reasonable.

March 19, 2015

Board of Corporate Auditors, NICE CLAUP Co., LTD.

Full-Time Corporate Auditor (Outside Corporate Auditor)	Michiyasu Sawahara
Outside Corporate Auditor	Norihisa Ogawa
Outside Corporate Auditor	Hiroaki Hamajima
Corporate Auditor	Masahiro Mihara

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal No. 1: Approval of Share Exchange Agreement

At the Board of Directors meeting held on March 10, 2015, the Company resolved to conduct a share exchange (hereinafter “Share Exchange”) with PAL CO., LTD. (hereinafter “PAL”), in which PAL is the wholly owning parent and the Company is the wholly owned subsidiary, and a share exchange agreement was concluded between the two companies on the same day. As such, the Company seeks approval for this share exchange agreement.

1.	Objectives of the Share Exchange
PAL has as its mission statement to “contribute to the society through the proposal of forever new fashion & life” and, to achieve such means, has as its basic policy to establish confidence and grow as a company accredited by stakeholders such as shareholders and business partners, in addition to customers, in every aspect of its operation including products, services, sales technique, financial strength and quality of staff.
In the meantime, the Company has been engaged in manufacturing as well as sales operations through deploying brands including “one after another NICE CLAUP” under the motto to “share satisfaction and delight with customers.”
PAL and the Company concluded a capital and business alliance agreement on May 21, 2002 which was followed by PAL’s acquisition of shares of the Company from its major shareholders on September 22, 2005, making the Company a consolidated subsidiary in an effort to strengthen capital relationship. Since then, the Group has been promoting measures with the aim of maximizing corporate value of both companies through provision of PAL’s management knowhow to the Company including low-cost store operation and streamlining of product planning platform, sharing of store opening strategies between the two companies, active exchange of human resources and collaboration on product planning strategies, while maintaining the individuality of the two companies. In April 2012, President and Representative Director of the Company, who was also the founder, resigned his posts as President and Representative Director at the Company and Director at PAL due to the expiration of his term of office, and Junichi Shoji, who was concurrently serving as Senior Managing Director at PAL and Director at the Company, succeeded the post of President and Representative Director at the Company. Since then, the Company has been focusing on the promotion of practicable collaborations as PAL’s consolidated subsidiary, and engaged in promoting compatibility with PAL’s management style including enhancement of network as the Group, implementation of radical reforms in business model with respect to manufacturing and sales of products, and sharing of platforms for management and staff assessment purposes.
While anticipation for a full-scale economic recovery is heightening in the domestic market thanks to the economic policies, consumer confidence remains low in the apparel and the retail industry where business environment remains challenging. Based on the appreciation of such circumstances, PAL, in an effort to cope with the challenging business environment surrounding the apparel and the retail industry, enabled the establishment of a framework to effectively and efficiently carry out management strategy through fully utilizing the management resources of the Group, and as a result, has decided to implement the Share Exchange in an aim to ensure development of a structure capable to carry out management strategies in an agile and efficient way so as to achieve maximum synergy within the Group in various aspects including negotiations as the Group regarding store openings and closures, unification of logistics, sharing of manufacturing resources and integration of information systems.
The Company decided to agree to the Share Exchange as it recognizes that it is its best interest to further utilize management knowhow in areas such as store operation and streamlined merchandizing through sharing the aforementioned objectives with PAL.
By pursuing this strategy, the Group will aim to accelerate its growth and enhance the entire Group’s corporate value by realizing group management based on efficient and prompt decision-making through further reinforcing the collaboration among Group companies. In addition, we will endeavor to further enhance shareholders’ return to the Company’s shareholders who will own common shares of PAL after the Share Exchange, through enhancing the Group’s corporate value.
Moreover, the Company has grown thus far thanks to the generous support from its numerous shareholders from when its shares were listed on the over-the-counter market in December 1998. Since collaborating through the capital and business alliance with PAL in May 2002, the Company has in particular been striving to enhance its corporate value through effective synergy with the Group through the exchange of information in areas including store openings, product planning and market environment. In April 2012, Junichi Shoji, Senior Managing Director of PAL became President and Representative Director of the Company, and has since endeavored to reform areas of operation, including deployment of new brands and proactive closure of loss-making or less profitable stores, while at the same time strove to raise awareness of employees. As such, although consolidated operating loss of ¥375 million (non-consolidated operating loss of ¥352 million) and operating loss of ¥365 million was recorded for the fiscal year ended January 31, 2013 and the fiscal year ended January 31, 2014, respectively, the fiscal year ended January 31, 2015 saw a recovery in operating income amounting to ¥91 million, thanks to a decrease in selling, general and administrative expenses due to closures of loss-making or less profitable stores, along with an improvement in gross profit margin ratio (55.7% for the fiscal year ended January 31, 2015 as compared with 52.5% for the fiscal year ended January 31, 2014) due in part to fruition of the efforts for reforms and adequate control over production quantity. While the above reforms in progress at the Company as a consolidated subsidiary of PAL is gradually beginning to bear results, in view of the current turbulent and challenging business environment, however, we believe that it is in the best interest of the Company to engage in a steady effort to increase corporate value by strengthening business alliance and competitiveness as the Group, while promptly and flexibly developing a management structure capable of making agile management decisions, by becoming a wholly owned subsidiary of PAL through the Share Exchange. Through this strategy, we will strive to meet the expectations of all stakeholders including the Company’s shareholders who will acquire shares in PAL.

2.	Outline of Contents of the Share Exchange Agreement

The contents of the share exchange agreement concluded between PAL and the Company on March 10, 2015 are as follows.

Share Exchange Agreement (Copy)

Effective March 10, 2015, PAL CO., LTD. (hereinafter “PAL”) and NICE CLAUP Co., LTD. (hereinafter “NICE CLAUP”) conclude a share exchange agreement (hereinafter “Agreement”) as shown below.

Article 1 (Share Exchange)
As PAL will become the wholly owning parent and NICE CLAUP will become the wholly owned subsidiary via a share exchange, PAL and NICE CLAUP will conduct a share exchange (hereinafter “Share Exchange”) under the terms of the Agreement.

Article 2 (Trade Names and Addresses of the Wholly Owning Parent and Wholly Owned Subsidiary)
The trade names and addresses of PAL and NICE CLAUP are each as follows.

(1)	PAL (Wholly Owning Parent)
Trade name:             PAL CO., LTD.
Address:                  3-5-29 Kitahama, Chuo-ku, Osaka-shi, Osaka

(2)	NICE CLAUP (Wholly Owned Subsidiary)
Trade name:             NICE CLAUP Co., LTD.
Address:                  6-27-8 Jingumae, Shibuya-ku, Tokyo

Article 3 (Shares to be Allotted in the Share Exchange)
1.
In the Share Exchange, PAL shall allot its common shares equivalent to the total number of common shares of NICE CLAUP held multiplied by 0.11, to the shareholders of NICE CLAUP (excluding PAL) at the time immediately prior to PAL’s acquisition (hereinafter the “Record Time”) of all outstanding shares of NICE CLAUP (excluding common shares of NICE CLAUP held by PAL), in lieu of the common shares of NICE CLAUP held by them.

2.
Concerning allotment of common shares of PAL under the provisions set forth in the previous Item, common shares of PAL shall be allotted to shareholders of NICE CLAUP (excluding PAL) at a ratio of 0.11 PAL shares per one common share held in NICE CLAUP as of the Record Time.

3.
In the event that there are shareholders of NICE CLAUP who are allotted a fraction less than one common share in PAL under the provisions set forth in the previous Item, these fractional shares shall be handled according to Article 234 of the Companies Act.

Article 4 (Matters Concerning Capital and Reserve Amounts of the Wholly Owning Parent)
The amounts of PAL’s capital and reserves that will increase as a result of the Share Exchange are as follows.

(1) Amount of capital increase	¥0 in cash

(2) Amount of legal capital surplus increase	Amount of change in shareholders’ equity under Article 39, Paragraph 1 of the Company Accounting Ordinance

(3) Amount of legal retained earnings increase	¥0 in cash

Article 5 (Effective Date)
The effective date of the Share Exchange shall be June 1, 2015. However, this date may be modified subsequent to discussion and agreement between PAL and NICE CLAUP should the need arise either for procedural reasons or for any other issue arising from the Share Exchange.

Article 6 (Approval for the Share Exchange Agreement by a General Meeting of Shareholders)
1.
Under the provisions of Article 796, Paragraph 3 of the Companies Act, PAL shall carry out the Share Exchange without approval by a General Meeting of Shareholders as provided for in Article 795, Paragraph 1 of the Companies Act. However, under the provisions of Article 796, Paragraph 4 of the Companies Act, in the event that approval from a General Meeting of Shareholders of PAL is required, PAL shall seek approval for the Agreement and resolutions for any other related matters regarding the Share Exchange at a General Meeting of Shareholders to be held by the day prior to the effective date.

2.
NICE CLAUP shall seek approval for the Agreement and resolutions for any other related matters regarding the Share Exchange at the Ordinary General Meeting of Shareholders scheduled to be held on April 23, 2015 (hereinafter the “General Meeting of Shareholders for Share Exchange Agreement Approval”). However, the date of the General Meeting of Shareholders for Share Exchange Agreement Approval may be modified subsequent to discussion and agreement between PAL and NICE CLAUP should the need arise either for procedural reasons or for any other issue arising from the Share Exchange.

Article 7 (Management of Company Property, etc.)
1.
From the date of conclusion of the Agreement until the effective date, PAL and NICE CLAUP shall act as managers in good faith and exercise caution in execution of duties and management and operations of property, and unless otherwise explicitly stated within the Agreement, any actions that will have a significant effect on the aforementioned property or rights and obligations shall only be made upon prior discussion and agreement.

2.
NICE CLAUP, notwithstanding the previous Item, may distribute surplus with an upper limit of ¥5 per share, to shareholders or registered pledgees of shares that are contained or recorded on the latest shareholder registry as of January 31, 2015, subsequent to approval at the General Meeting of Shareholders for Share Exchange Agreement Approval.

3.
PAL, notwithstanding Item 1, may distribute surplus with an upper limit of ¥65 per share, to shareholders or registered pledgees of shares that are contained or recorded on the latest shareholder registry as of February 28, 2015, subsequent to approval at the Ordinary General Meeting of Shareholders, scheduled to be held on May 27, 2015.

4.
NICE CLAUP shall cancel at the Record Time all of the treasury shares it holds as of the date of conclusion of the Agreement and all of the treasury shares it acquires up until the Record Time (including the treasury shares to be acquired in accordance with the share purchase demand by its dissenting shareholders pertaining to the Share Exchange) by resolution of its Board of Directors meeting to be held by the day prior to the effective date of the Share Exchange.

Article 8 (Modifications to Terms of the Share Exchange and Cancellation of the Share Exchange)
If, between the date of conclusion of the Agreement and the effective date, significant changes to the financial conditions or management conditions of PAL or NICE CLAUP arise due to natural disasters or other reasons, conditions arise or become apparent that will serve as significant obstacles to the execution of the Share Exchange, or achieving the objectives of the Agreement become considerably difficult for any other reason, the conditions of the Share Exchange or other content of the Agreement may be modified, or the Agreement may be cancelled upon discussion and agreement by PAL and NICE CLAUP.

Article 9 (Validity of the Agreement)
The Agreement shall lose its validity in the event that any of the following conditions apply.
(1)	In the event that PAL cannot attain the approval from a General Meeting of Shareholders of PAL by the day prior to the effective date, as stipulated in Article 6, Item 1.
(2)
In the event that NICE CLAUP cannot attain approval from the General Meeting of Shareholders for Share Exchange Agreement Approval by the day prior to the effective date, as provided in Article 6, Item 2.

(3)	In the event that the Agreement is cancelled according to Article 8.
(4)	In the event that other approval for the Share Exchange from related government offices, etc., as required by laws and regulations cannot be attained by the day prior to the effective date.

Article 10 (Governing Law and Settlement of Disputes)
1.	The Agreement is governed by Japanese law, and shall be interpreted according to Japanese law.
2.	In the event that disputes arise related to the execution or interpretation of the Agreement, exclusive jurisdiction as the court of first instance shall be granted to the Osaka District Court.

Article 11 (Matters for Discussion)
Concerning matters other than those provided for in the Agreement such as matters not provided for in the Agreement, or other matters that are necessary in relation to the Share Exchange, PAL and NICE CLAUP shall provide for these upon separate discussion, in line with the aims of the Agreement.

IN WITNESS THEREOF, the parties hereto have executed this Agreement in duplicate by placing their signatures and seals thereon, and each party shall hold one of the originals.

PAL:	3-5-29 Kitahama, Chuo-ku, Osaka-shi, Osaka PAL CO., LTD. Ryuta Inoue, President and Representative Director (seal)
NICE CLAUP:	6-27-8 Jingumae, Shibuya-ku, Tokyo NICE CLAUP Co., LTD. Junichi Shoji, President and Representative Director (seal)

3.	Overview of Contents of Each Item (Excluding Item 5 and Item 6) of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act
(1)	Matters concerning reasonableness of exchange compensation
1)	Matters concerning total compensation and reasonableness of allotment
(i)	Detail of the allotment of shares pertaining to the Share Exchange

	PAL CO., LTD. (wholly owning parent)	NICE CLAUP Co., LTD. (wholly owned subsidiary)
Allotment ratio pertaining to the Share Exchange	1	0.11

(Note 1)	Share allotment ratio

PAL’s 0.11 common shares shall be allotted per one common share in the Company. However, share allotment shall not be made to 5,092,000 common shares in the Company held by PAL (as of March 10, 2015) for the Share Exchange.

(Note 2)	Number of shares to be allotted in the Share Exchange

In the Share Exchange, PAL intends to allot 341,179 common shares (scheduled) to the shareholders of the Company (except for PAL) at the time immediately prior to PAL’s acquisition (hereinafter the “Record Time”) of all outstanding shares of the Company (excluding common shares of the Company held by PAL), in lieu of the common shares of the Company held by them, according to the aforementioned share allotment ratio. However, the shares scheduled to be allotted for this purpose are treasury shares of PAL, and as such issuance of new shares has not been scheduled.

The Company intends to cancel at the Record Time all of the treasury shares it holds at that time (including the treasury shares to be acquired in accordance with the share purchase request by its shareholders based on provisions of Article 785, Paragraph 1 of the Companies Act pertaining to the Share Exchange) by resolution of its Board of Directors meeting to be held before the day prior to the effective date of the Share Exchange. Number of shares to be allocated by the Share Exchange may change due to reasons such as the Company’s purchase or disposal of its treasury shares.

(Note 3)	Handling of shares less than one unit

Shareholders of the Company holding shares less than one unit (less than 100 shares) in PAL as a result of the Share Exchange shall be entitled to receive dividends paid by PAL for which the record date comes after the effective date of the Share Exchange, in proportion to the number of fractional shares, however, such fractional shares cannot be sold in financial instruments exchange markets. The following programs are available to the shareholders who are to own fractional shares in PAL.

1)	Repurchase program for shares less than one unit (for sale of shares less than 100)

This is a program through which a shareholder holding shares less than one unit in PAL may request repurchase of the fractional shares by PAL, according to the provision of Article 192, Paragraph 1 of the Companies Act.

2)	Additional purchase program for shares less than one unit (for additional purchase to make one unit of 100 shares)

This is a program through which a shareholder holding shares less than one unit in PAL may request to make additional purchase from PAL of common shares which, together with the existing number of shares less than one unit, will make one unit of 100 shares, according to the provisions of Article 194, Paragraph 1 of the Companies Act, as well as PAL’s Articles of Incorporation.

(Note 4)	Handling of fractions less than one share

Shareholders of the Company who are to be allotted a fraction less than one common share in PAL as a result of the Share Exchange, shall be paid the proceeds from the sale of shares in PAL in a number equivalent to the total of such fractions (any such total failing to amount to one share shall be rounded down), in proportion to such fraction they own, according to the provisions of Article 234 of the Companies Act, as well as other relevant laws and regulations.

(ii)	Rationale for the allotment associated with the Share Exchange
a.	Rationale and reasons for the allotment
As mentioned in 1. “Objectives of the Share Exchange” above, PAL and the Company had come to share a perspective that both parties need to promptly and flexibly develop a management structure capable of making agile management decisions in such turbulent and challenging business environment, while strengthening business collaboration and competitiveness as the Group and began to discuss the Share Exchange from around December 2014, in which PAL would be the wholly owning parent and the Company would be the wholly owned subsidiary. After discussing and negotiating multiple times, PAL and the Company decided on the implementation of a share exchange on March 10, 2015, with the aim to achieve further synergy and to enhance corporate value of the Company and the Group as a whole.
To determine the share exchange ratio mentioned in 3. above, each party separately requested a third party institution independent of both parties to calculate such ratio. PAL appointed Daiwa Securities Co., Ltd. (hereinafter “Daiwa Securities”) and the Company appointed SMBC Nikko Securities Inc. (hereinafter “SMBC Nikko Securities”) as third party institutions for the purpose of calculating the share exchange ratio. Both parties engaged in a series of discreet negotiations and discussions based on the results of the calculation of share exchange ratio and advice thereon presented by their respective third party institution, as well as financial position, performance trends, share price trends and other aspects at each party. As a result, both parties came to a judgment that the share exchange ratio described in 3. above was reasonable and beneficial to shareholders of each party, and reached an agreement on the implementation of the Share Exchange at such share exchange ratio.

b.	Relationship with the institutions appointed for the calculation of share exchange ratio
Daiwa Securities and SMBC Nikko Securities are both institutions independent of PAL and the Company, and do not fall under the category of related party of the two parties, and do not have significant interests that need to be noted for the purpose of the Share Exchange.

c.	Outline of the calculation
To ensure fairness and reasonableness of the share exchange ratio to be used in the Share Exchange, each party separately requested a third party institution independent of both parties to calculate such ratio. PAL appointed Daiwa Securities and the Company appointed SMBC Nikko Securities as third party institutions for the purpose of calculating the share exchange ratio.

Daiwa Securities calculated the common share exchange ratio between PAL and the Company by adopting market share price method (calculated by using closing price of regular transaction of shares at the Tokyo Stock Exchange of the two companies as of calculation base date as well as simple average closing prices over one-month, three-month and six-month periods, each up to the calculation base date of March 9, 2015), in view of the fact that both parties are listed on financial instruments exchanges with quoted market share prices. In addition, Daiwa Securities calculated the ratio by adopting discounted cash flow method (hereinafter the “DCF method”) in order to reflect the prospective business activities of both parties on the evaluation. In the DCF method, corporate values are evaluated on a present value basis, by discounting the future cash flows based on respective financial projection provided by PAL and the Company, using a fixed discount rate.

Calculated range of share exchange ratio using 1 as the per share equity value of PAL’s shares, is as follows.

Method adopted	Calculated range of share exchange ratio
Market share price method	0.095 to 0.107
DCF method	0.102 to 0.123

In calculating the aforementioned share exchange ratio, Daiwa Securities, in principle, directly adopted the information provide by both parties and the information available to the public under the assumption that those documents and information were all accurate and complete, without independently verifying their accuracy and completeness. With respect to assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of both parties, their subsidiaries and affiliates, Daiwa Securities did not independently carry out evaluation, appraisal or assessment including analysis and evaluation over specific asset and liability, nor did it request third party institutions to carry out such appraisal or assessment. Furthermore, business outlook and financial results forecasts of the Company were assumed to have been prepared in a reasonable and appropriate manner, based on the best possible forecast and judgment available to the management of the Company at the time they were prepared.

On the other hand, SMBC Nikko Securities calculated the common share exchange ratio between PAL and the Company by adopting market share price method (calculated by using simple average closing prices over the six-business-day period (the period from March 2, 2015, which is the next business day after February 27, 2015 where the Company disclosed “Announcement of revision of full-year financial results forecast,” to the calculation base date) for the Tokyo Stock Exchange JASDAQ (hereinafter “JASDAQ”), as well as one-month and three-month periods, each up to the calculation base date of March 9, 2015), in view of the fact that both parties are listed on financial instruments exchanges with quoted market share prices. In addition, SMBC Nikko Securities calculated the ratio by adopting the DCF method in order to reflect the prospective business activities of both parties on the evaluation. In the DCF method, the corporate value of PAL is evaluated on a present value basis by discounting the future cash flows based on financial projections from the fiscal year ended February 28, 2015 to fiscal year ending February 29, 2020 provided by PAL using a fixed discount rate, which ranges from 6.20% to 7.20%, and calculation of terminal value adopts the perpetual growth method with the perpetual growth rate at 0.00%. On the other hand, corporate value of the Company is evaluated on a present value basis by discounting the future cash flows based on financial projections from the fiscal year ended January 31, 2015 to fiscal year ending January 31, 2020 provided by the Company using a fixed discount rate, which ranges from 8.58% to 9.58%, and calculation of terminal value adopts the perpetual growth method with the perpetual growth rate at 0.00%.

Calculated range of share exchange ratio, using 1 as the per share equity value of PAL’s shares, is as follows.

Method adopted	Calculated range of share exchange ratio
Market share price method	0.100 to 0.107
DCF method	0.099 to 0.121

In calculating the aforementioned share exchange ratio, SMBC Nikko Securities, in principle, directly adopted the information provide by both parties and the information available to the public under the assumption that those documents and information were all accurate and complete, without independently verifying their accuracy and completeness. With respect to assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of both parties and their associates, SMBC Nikko Securities did not independently carry out evaluation, appraisal or assessment, nor did it request third party institutions to carry out such appraisal or assessment. Furthermore, business outlook and financial results forecasts of the Company were assumed to have been prepared in a reasonable and appropriate manner, based on the best possible forecast and judgment available to the management of the Company at the time they were prepared. In addition, according to the earnings plan provided to SMBC Nikko Securities by the Company as the basis for calculation by the DCF method, a significant increase in earnings is projected for fiscal years from the fiscal year ending January 31, 2016 onward. This is based on the projected increases in sales and profit expected from the fiscal year ending January 31, 2016 to the fiscal year ending January 31, 2018, as a result of a boost in sales through profit-oriented store opening strategies along with sales increases at existing stores by the thorough 52-week merchandising and strengthened promotions, as well as ongoing proactive closures of loss-making or less profitable stores at the Company and the accompanying streamlining of store operations which leads to a reduction in selling, general and administrative expenses, specifically, operating income (¥91 million for the fiscal year ended January 31, 2015) is expected to increase by ¥62 million for the fiscal year ending January 31, 2016, ¥66 million for the fiscal year ending January 31, 2017 and ¥70 million for the fiscal year ending January 31, 2018, respectively compared with the previous fiscal year.

2)	Matters concerning reasonableness of capital and reserve amounts of PAL
Since compensation for the Share Exchange will be provided via treasury shares held by PAL, the capital and reserve amounts of PAL will not change as a result of the Share Exchange.

3)	Rationale for selecting common shares of PAL as exchange compensation
As the common shares of PAL, which will be allotted to shareholders of the Company as a result of the Share Exchange, are listed on the First Section of the Tokyo Stock Exchange, and will remain tradable after the Share Exchange, shareholders who own 910 shares or more of the Company’s shares and are entitled to receive allotment of one share unit of 100 shares of PAL from the Share Exchange should, despite the possibility that their allotment may contain some fractional shares depending on the number of shares they own, be able to trade their shares of one share unit or more on the Tokyo Stock Exchange, whereby liquidity of shares shall be ensured. On the other hand, shareholders who own less than 910 shares of the Company’s shares will receive allotment of shares less than one unit, which is equivalent to 100 common shares of PAL. Although these shares less than a share unit cannot be sold on the Tokyo Stock Exchange, shareholders will be able to request repurchase by PAL, or make additional purchase of shares from PAL, as described in 3. (1) 1) (i) (Note 3) above. For details in the handling of fractions less than one share resulting from the Share Exchange exercise, please refer to 3. (1) 1) (i) (Note 4) above.

4)	Matters to prevent harm to interests of shareholders of the Company
(i)	Measures to ensure fairness
As the Share Exchange will be carried out on the basis that PAL has already acquired 62.15% of the voting rights of all the shareholders (47.00% of the outstanding shares) of the Company, qualifying the Company as a consolidated subsidiary of PAL, ensuring fairness was believed to be a vital prerequisite. Thus, to ensure fairness of the share exchange ratio in the Share Exchange, each party requested a third party institution to calculate such ratio as described in 4. (1) above, which served as the basis for discussions and negotiations between the parties, eventually leading to the resolution at the Board of Directors meeting held today by each party that the Share Exchange shall be carried out at the share exchange ratio as indicated in 3. above. Moreover, neither PAL nor the Company has obtained fairness opinion from third party institutions with respect to the fairness of the share exchange ratio. Also, as legal advisors on the Share Exchange, PAL appointed OH-EBASHI LPC & PARTNERS and the Company appointed Yanagida & Partners for legal advice on the method and process of decision-making by the Board of Directors, including various procedures for the Share Exchange.

(ii)	Measures to avoid conflict of interest
a.	Approval by all disinterested Directors and Corporate Auditors at the Company
Of the Directors at the Company, as Mr. Hidetaka Inoue concurrently serves as Chairman and Representative Director of PAL, and Mr. Ryuta Inoue concurrently serves as President and Representative Director of PAL, who hold the right to respect and carry out business operations at PAL, both did not participate in discussions and resolutions with respect to the Share Exchange at the Board of Directors meetings of the Company, as well as discussions and negotiations with PAL as executives of the Company with respect to the Share Exchange from the perspective of ensuring fairness of decision-making at the Company and avoiding conflict of interest. In addition, of the Directors at the Company, although Mr. Junichi Shoji is concurrently serving as Senior Managing Director at PAL, as he did not participate in discussions and negotiations with the Company as an executive of PAL with respect to the Share Exchange, he attended the discussions and resolutions with respect to the Share Exchange at the Board of Directors meetings at the Company to make sure that the quorum of such meetings are met.
For the purpose of avoiding any potential conflict of interest, discussions with respect to the Share Exchange were first organized by two of the five Directors of the Company, excluding the aforementioned three Directors, prior to the respective discussions and resolutions as a precautionary measure. After reaching unanimous resolution by the two Directors for the approval of the proposal for the Share Exchange, discussions regarding the Share Exchange were conducted again this time by three Directors comprising the above two and Mr. Junichi Shoji, and again reached unanimous resolution for the approval of the proposal for the Share Exchange.

Of the Corporate Auditors at the Company, as Mr. Masahiro Mihara concurrently serves as Manager of General Affairs Department at PAL, in order to avoid conflict of interest, he did not attend discussions at the Board of Directors meetings at the Company on the proposal for the Share Exchange, express any of his opinions thereon, or participate in discussions and negotiations as an executive of the Company with respect to the Share Exchange. Of the Corporate Auditors at the Company, three Corporate Auditors other than the aforementioned Mr. Mihara attended the Board of Directors meeting at the Company with respect to the Share Exchange, all of whom expressed opinions to the effect that they had no objection to the Share Exchange.

b.	Obtaining of opinions from a disinterested third party by the Company
The Board of Directors at the Company, in considering the Share Exchange, asked Messrs. Michiyasu Sawahara, Norihisa Ogawa and Hiroaki Hamajima, three Outside Corporate Auditors of the Company with no vested interest in PAL and are registered to the Tokyo Stock Exchange as independent officers, to examine, as required by the rules prescribed by the Tokyo Stock Exchange, whether the Share Exchange work to the detriment of its minority shareholders, from the viewpoints of legitimacy of the purpose of the Share Exchange as well as fairness of the procedure of negotiation process and the share exchange ratio therein.
After careful examination of the Share Exchange based on the document summarizing the calculation of the share exchange ratio prepared by SMBC Nikko Securities, along with various related materials and records of hearings from concerned parties, Messrs. Michiyasu Sawahara, Norihisa Ogawa and Hiroaki Hamajima submitted a written opinion to the Board of Directors of the Company on March 10, 2015 to the following effect:
1)
The Share Exchange is expected to increase corporate value of the Company, serving the intended cause of the Share Exchange as it is deemed sufficiently reasonable for the Company to consider driving further reforms for agile decision-making and full utilization of management resources, etc. on an integrated basis involving PAL, while further enhancing various measures it has been pursuing as a consolidated subsidiary of PAL, and an increase in the Company’s corporate value can be reasonably anticipated subject to the achievement of the structural reform envisaged at the Company after it becomes PAL’s wholly owned subsidiary.

2)
Procedures of negotiation for the Share Exchange is fair as each party has separately obtained advice and comments from independent external experts, and the Company has been engaged in substantial discussions and negotiations in an effort to raise the share exchange ratio, by presenting an alternative share exchange ratio as counter proposal to PAL’s, with a view to protecting the interest of its minority shareholders.

3)
The agreed share exchange ratio is fair in view of the fact that no specific unreasonable aspects have been found in the method and process for calculating the share exchange ratio at SMBC Nikko Securities, while the decision is recognized as having been made as a result of fair negotiations because the procedures of the negotiation process for the Share Exchange is found to be fair as described above.

4)	Based on the aforementioned findings from 1) to 3), decision by the Company with respect to the Share Exchange is not deemed to work to the detriment of the minority shareholders of the Company.

The Company had received legal advice from its legal advisor Yanagida & Partners, with respect to measures to avoid conflict of interest including resolution at the Board of Directors meeting at the Company.

(2)	Reference matters concerning exchange compensation
1)	Provisions under the Articles of Incorporation of PAL
Pursuant to laws and regulations and Article 15 of the Articles of Incorporation, the Articles of Incorporation of PAL are available on the Company’s website (http://www.niceclaup.co.jp/).

2)	Matters related to the conversion method of exchange compensation shares into cash
(i)	Market for dealing of exchange compensation shares
First Section of the Tokyo Stock Exchange
(ii)	Mediator, intermediary, or proxy for dealing of exchange compensation shares
Respective securities companies

3)	Matters related to the market value of exchange compensation
As of one business day prior to the disclosure of the Share Exchange (March 10, 2015), the closing price of common shares of PAL on the First Section of the Tokyo Stock Exchange was ¥3,525. Additionally, the most recent market values of commons shares of PAL on the First Section of the Tokyo Stock Exchange can be viewed on websites such as that of the Tokyo Stock Exchange (http://www.tse.or.jp/).

4)	Content of balance sheets of PAL for each fiscal year that has had a closing date within the past five years
As PAL submits securities reports, this information is omitted.

(3)	Matters concerning reasonableness of provisions of subscription rights to shares concerning the Share Exchange
No applicable items.

(4)	Matters related to financial statements, etc.
1)	Content of financial statements of the latest fiscal year of PAL
Pursuant to laws and regulations and Article 15 of the Articles of Incorporation, the content of financial statements of the latest fiscal year of PAL are available on the Company’s website (http://www.niceclaup.co.jp/).

2)	Content of events that took place after the final day of the latest fiscal year of companies concerned in the Share Exchange that would significantly impact the status of company property
(i)	The Company
No applicable items.
(ii)	PAL
No applicable items.

Proposal No. 2:  Appropriation of Surplus

With regard to appropriation of surplus, the Company proposes the following.
1.	Matters concerning appropriation of surplus
To implement dividends to shareholders from retained earnings brought forward, the Company proposes a reversal of general reserve as follows.
(1)	Item and amount of surplus to decrease
General reserve	¥100,000,000
(2)	Item and amount of surplus to increase
Retained earnings brought forward	¥100,000,000
2.	Matters concerning year-end dividends
The Company’s basic dividend policy places emphasis on the dividend payout ratio, comprehensively taking into account factors such as conditions in business progress and the future outlook while also aiming to secure financial standing.
Based on the above, the Company proposes dividends for the fiscal year under review as follows.
(1)	Type of dividend property
Cash
(2)	Matters concerning allotment of dividend property to shareholders and its type
¥5 per share of the Company’s common shares	Total amount: ¥40,968,175
(3)	Effective date of distribution of surplus
April 24, 2015

Proposal No. 3:  Election of Five Directors
The terms of office of all five Directors will expire at the conclusion of this General Meeting of Shareholders. Accordingly, the election of five Directors is proposed.
The candidates for Director are as follows:

No.	Name (Date of birth)	Past experience, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
1	Hidetaka Inoue (September 13, 1935)	October 1973	Established PAL CO., LTD. as President and Representative Director	-
		May 1981	President and Representative Director, EI INTERNATIONAL CO., LTD. (to present)
		April 2003	Chairman and Director of the Company (to present)
		April 2004	Director, MAG STYLE Co., LTD. (to present)
		May 2008	Chairman and Representative Director, PAL CO., LTD. (to present)
		May 2010	Chairman and Representative Director, VALLELY Co., Ltd. (to present)

[Significant concurrent positions] ･Chairman and Representative Director, PAL CO., LTD. ･President and Representative Director, Scotch Yofukuten K.K.
2	Junichi Shoji (April 4, 1963)	March 1986	Joined PAL CO., LTD.	-
		May 2001	Director, PAL CO., LTD.
		April 2004	President and Representative Director, MAG STYLE Co., LTD. (to present)
		April 2004	Director of the Company
		March 2007	Senior Managing Director, PAL CO., LTD. (to present)
		April 2012	President and Representative Director of the Company (to present)

[Significant concurrent positions] ･Senior Managing Director, PAL CO., LTD. ･President and Representative Director, MAG STYLE Co., LTD.
3	Toshiaki Sugiyama (September 18, 1956)	November 1991	Joined the Company	30,000 shares
		April 1994	Manager, Accounting Department
		April 1997	Director of the Company
		December 1999	Manager, Administrative Department
		April 2004	Director, MAG STYLE Co., LTD. (to present)
		April 2012	Senior Managing Director of the Company (to present)
4	Shun Matsumura (December 29, 1972)	April 1995	Joined the Company	2,000 shares
		February 2004	Manager, one after another NICE CLAUP Business Department
		April 2005	Director of the Company (to present)
		April 2012	Manager, First Business Department (to present)
5	Ryuta Inoue (June 8, 1965)	May 1995	Joined PAL CO., LTD.	-
		May 1995	Director, PAL CO., LTD.
		March 2007	Senior Managing Director, PAL CO., LTD.
		May 2008	President and Representative Director, PAL CO., LTD. (to present)
		April 2012	Director of the Company (to present)

[Significant concurrent positions] ･President and Representative Director, PAL CO., LTD.
(Note)           No material conflict of interest exists between the Company and any of the candidates for Directors.